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                                                                   EXHIBIT 23(b)


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 and in the Prospectus which forms a part of the Registration Statement of our report dated January 20, 1997, with respect to the consolidated statement of financial condition of Alex. Brown Incorporated and subsidiaries as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


                                    /s/ KPMG Peat Marwick LLP

Baltimore, Maryland
June 18, 1998